eog resources

EOG Resources Canada Inc.

1300, 700 - 9th Avenue S.W.

Calgary, Alberta T2P 3V4

(403) 297-9100

Fax (403) 297-9199

February 15, 2001

EOG FILE: 4.1p.1296

International Frontier Resources Corporation
312, 1117 First Street S.W.
CALGARY, Alberta
T2R OT9

Attention: Mr. Tom Berg

Pacific Rodera Ventures Inc.
c/o International Frontier Resources Ltd.
312, 1117 First Street S.W.
CALGARY, Alberta
T2R OT9

Attention: Mr. David Williams

RE: Amendment to the Financing & Joint Venture Proposal dated July 12, 2000 (the "JV Agreement"), Central Mackenzie Valley, NWT

WHEREAS, notwithstanding the provisions of Clause 2 of the JV Agreement, EOG Resources Canada Inc. ("EOG") paid to International Frontier Resources Ltd., predecessor of International Frontier Resources Corporation ("IFR") the sum of $815,626.88 and to Pacific Rodera Ventures Inc. ("PRV") the sum of $496,873.12 in exchange for a conveyance, respectively, of an undivided 6.2143% and an undivided 3.7857% in, the Existing Lands and the Confidential Data as defined in the JV Agreement, and

WHEREAS, IFR and PRV respectively have lodged with the Receiver General of Canada certain letters of credit ("LC's") equivalent to the aforementioned sums of money which collectively represent a 35% share of the deposit required for EL 397 (Parcel # 1).

Now therefore the parties agree to amend the JV Agreement as follows:

1) EOG will replace $984,375 of L C's currently in the name of IFR ($611,720.15) and PRV ($372,654.85) which are on deposit against EL397. This represents a 75% share of the required twenty five percent deposits on 35% of $15million and is equivalent to the refunds which will be earned by EOG's expenditures of 26.25% of $ 15million. This is a prepayment to IFR and PRV of the refunds which would have been earned by EOG's exploration expenditures on EL397.

(2) With respect to the aforesaid 35% share, refunds of deposits on the future expenditures on EL397 up to $ 15 mm gross will be allocated EOG 26.25%, IFR 5.4375%, and PRV 3.3125% each. Expenditures and refunds in excess of $15mm will be allocated EOG 17.5%, IFR 10.875% and PRV 6.625%

(3) EOG will be immediately conveyed an additional 7.5% interest in the Existing Lands, 4.661 % from IFR and 2.839% from PRV.

(4) Area of Mutual Interests will be shared EOG 17.5%, IFR 10.875% and PRV 6.625%.

(5) EOG will not be held liable for any unexpended portion of the 26.25% of $15 mm if the working interest partnership elects to forfeit EL 397.

(6) In the event that the working interest partners elect to forfeit EL 397 prior to spending $15mm of the work commitment, EOG shall pay proportionately to IFR and PRV the difference between $328,125 and the actual amount of the deposits refunded to IFR and PRV. ( i.e. IFR and PRV collect $984,375 now via cancellation of a portion of their LC's and a guaranteed payment on any uncollected portion of the remaining $328,125).

(7) For clarity, EOG `s commitment to spend 26.25% of the first $15million on EL397 shall remain unchanged.

To acknowledge your agreement to the foregoing, please execute and return the counterpart copies included herewith as soon as possible. These amendments will be incorporated into the formal agreement which is currently being prepared.

Yours very truly,

EOG RESOURCES CANADA INC.

/s/ "Louis N. d'Abadie"

Louis N. d'Abadie

Project Landman

Accepted and Agreed to this 22nd day of February, 2001

______________________________

INTERNATIONAL FRONTIER

/s/ "Harry Chew"

PACIFIC RODERA VENTURES INC.